Exhibit 10.03

Intuit Inc.
2018 Non-Management Director Compensation
as approved by the Board of Directors on October 19, 2017, with an effective date of January 18, 2018
Director Stock Grants

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Each year, following the annual meeting of Intuit’s stockholders, each appointed or elected non-employee director shall automatically receive a grant (a "Annual Director Grant") of restricted stock units equal in number to $260,000 divided by the closing stock price on the grant date. The grant date for these awards shall be the first business day following the annual meeting of the Company's stockholders. If a director joins the board mid-year, the director will receive a pro-rated Annual Director Grant for that year. Each Annual Director Grant will generally vest in full on the first business day of the 12th month following the grant date except for those Annual Director Grants awarded mid-year, which will vest in full on the first business day of the 12th month following the annual meeting of the Company’s stockholders. All of a director's Annual Director grant will become fully vested in the event of death or disability of the director or upon a Corporate Transaction. Payment of the Annual Director Grants shall be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals will also be permitted.

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Within the later of five years after the director joins the Board, each director is required to hold shares of Intuit common stock with an aggregate value of ten times the amount of the annual Board member cash retainer. Owned shares, outstanding restricted stock units, and any deferred cash retainers ultimately paid as restricted stock units (see below) count towards the ownership requirement.

Cash Retainers.

•	Non-employee directors in good standing are paid their annual cash retainers in four equal installments.

•	Non-employee directors serving on Committees (as chair or member) are paid annual retainers in addition to the annual cash compensation for service as a member of the Board, as set forth below.

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Non-employee directors may elect to defer cash retainers and instead receive restricted stock units, except for cash retainers to be paid in the first calendar year for a non-employee director joining the Board mid-year. Such election must be made prior to the start of the calendar year, and is irrevocable once made. Payment of any cash fees converted into restricted stock units shall be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals may also be permitted.

•	Annual cash compensation for service as a non-employee director of the Board: $60,000.

•	Annual cash retainer for Lead Independent Director: $40,000

•	Annual cash compensation for non-employee director committee service:

Audit & Risk Committee: Chair - $47,500; Member - $15,000

Acquisitions Committee: Chair - $32,500; Member - $15,000

Compensation & Organizational Development: Chair - $40,000; Member - $15,000

Nominating & Governance Committee: Chair - $27,500; Member - $10,000